Exhibit 99.1
AVANIR PROVIDES CLINICAL AND CORPORATE UPDATES
ALISO VIEJO, Calif., April 1, 2009 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today provided an update on the STAR trial and announced that it has completed additional pre-clinical and clinical studies to enhance the complete response to the approvable letter for the new lower dose Zenvia™ (dextromethorphan 30mg/quinidine 10mg [DM/Q 30/10]) formulation. The Company has also announced that the NASDAQ exchange has extended the temporary suspension of bid price requirements, which is expected to permit the continued listing of the Company’s Common Stock on the NASDAQ Global Market until at least November 13, 2009.
STAR TRIAL UPDATE
Earlier in March, Avanir announced it had achieved targeted enrollment of approximately 300 patients in the STAR trial. At the conclusion of enrollment, Avanir had enrolled a total of 326 patients (197 with underlying ALS and 129 with underlying MS). The incremental patients will allow Avanir to further enhance the safety database for the complete response to the approvable letter and will increase the overall statistical power of the STAR trial. In addition, the Company continues to see low overall rates of discontinuations and a high percentage of eligible patients rolling over into the optional open label extension study, which compares favorably to previous experience. The Company reaffirms that it expects top-line data availability no later than September 2009.
PRECLINICAL CARDIAC STUDIES
In an effort to provide more complete cardiac safety data in the response to the approvable letter, Avanir proactively conducted a rabbit ventricular wedge study (Wedge), a well accepted preclinical model with a high sensitivity and specificity for identifying medications with a potential for causing torsades de pointes (TdP), a rare ventricular arrhythmia. In the Wedge study, the quinidine concentration comparable to the new Zenvia 30/10 mg dose had an overall TdP risk score of zero, which was lower than the original Zenvia 30/30 mg dose.
Avanir plans on summarizing the Wedge study in addition to two other pre-clinical studies in its complete response to the FDA approvable letter for the Zenvia pseudobulbar affect (PBA) application. The complete response will include a previously completed in vitro hERG study as well as a canine Purkinje fibers study (Roden et al, Circ. Res. 1985;56;857-867) on the electrophysiological effects of low dose quinidine. The findings from all three preclinical studies suggest that the risk of Zenvia-induced TdP is extremely low at the dosing levels currently being clinically tested in the ongoing Phase III STAR trial.
ADVANCED CARDIAC SAFETY STUDY (ACSS)
In support of planned labeling discussions, Avanir conducted the ACSS to assess the degree to which the new lower dose Zenvia 30/10 mg formulation would potentially prolong cardiac QT intervals. Substantial QT interval prolongation can disrupt the heart’s electrical cycle and result in cardiac arrhythmia. The ACSS was a randomized, double-blind (except for moxifloxacin), placebo and positive-controlled, multiple-dose, 3-treatment, crossover study evaluating the ECG effects of Zenvia 30/10 mg administered in 50 healthy volunteers. Moxifloxacin, a widely used drug not known to induce TdP was selected as a positive comparator to establish assay sensitivity. An individual correction method (QTcI) was utilized to achieve the best possible elimination of the effect of heart rate on QT duration. The ACSS was designed and conducted in compliance with the Food and Drug Administration (FDA) guidance E14 “The Clinical Evaluation of QT/QTC Interval Prolongation and Proarrhythmic Potential for Non Antiarrhythmic Drugs.”
In the ACSS, the overall effect of the Zenvia 30/10 mg dose on QT interval was less than the effect of the moxifloxacin 400 mg positive control. In the study, Zenvia 30/10 mg and moxifloxacin 400 mg produced maximal mean QTcI changes of 10.3 msec and 12.2 msec and upper bound 95% one-sided confidence intervals of 14.3 msec and 16.2 msec, respectively. Additionally, no subject in the study had an absolute QTcI greater than 480 msec and no subject had a change in QTcI greater than 60 msec. Zenvia 30/10 mg had no significant effect on PR and QRS interval duration or cardiac morphology. In accordance with FDA guidance regarding drug candidates that demonstrate an upper bound 95% one-sided CI above 10 msec, Avanir will continue to conduct detailed ECG monitoring throughout the STAR trial and provide this important clinical cardiac safety information in support of the full response to the FDA approvable letter.
The frequency and nature of adverse events in the Zenvia group were comparable to those observed with moxifloxacin and placebo. The most common adverse events were mild to moderate in severity and there were no discontinuations due to adverse events. Safety data from the ACSS suggest that the new Zenvia 30/10 mg dose should exhibit an improved overall adverse event profile versus the original formulation.
CORPORATE UPDATE On March 23, 2009 the NASDAQ announced that due to continued extraordinary market conditions, NASDAQ is further extending the suspension of the bid price and market value of publicly held shares requirements. Enforcement of these rules is scheduled to resume on July 20, 2009. As a result, the deadline for Avanir to regain compliance with minimum bid price listing requirements for the NASDAQ Global Market is extended to approximately November 13, 2009.
ABOUT ZENVIA
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of PBA and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007, Avanir announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. In May 2008, the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir is now engaged in discussions with the FDA under the SPA process regarding the design of the next Phase III study in DPN pain and overall program requirements.

ABOUT Avanir
Avanir Pharmaceuticals, Inc. is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir‘s lead product candidate, Zenvia, is being developed for the treatment of PBA and DPN pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
FORWARD LOOKING STATEMENTS
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that any new doses of Zenvia for PBA or DPN pain will be safe and effective, that any additional Phase III trial for Zenvia will be successful or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication or that the Company will meet clinical development timelines. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
To be included on Avanir‘s e-mail alert list; click on the link below or visit Avanir‘s website:
http://www.b2i.us/irpass.asp?BzID=958&to=ea&s=0
Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700

3